EXHIBIT 99.1

FOR IMMEDIATE RELEASE	AUGUST 2, 2004

SYKES Enterprises, Incorporated Names Paul L. Whiting Chairman
and Charles E. Sykes Chief Executive Officer;
Current Chairman and Founder John H. Sykes Announces His Retirement

TAMPA, FL – August 2, 2004 – (Nasdaq: SYKE) Sykes Enterprises, Incorporated’s Board of Directors is pleased to announce the election of Paul L. Whiting as non-executive Chairman, and Charles E. (“Chuck”) Sykes as Chief Executive Officer, effective immediately. Sykes’ current Chairman and founder, John H. Sykes, announced his retirement effective today, August 2nd. In addition to his appointment to Chief Executive Officer, Chuck Sykes has been elected to serve as an executive member of the Board.

Commenting on his retirement, founder John H. Sykes said, “I’ve had a unique opportunity to build this Company from the ground up. I’ve had a long and rewarding career in my 27-years with SYKES, and with the help of our experienced senior management team, we have led SYKES through its evolution into a global leader in the customer contact management industry. I’m extremely comfortable with the strength of the management team now in place and feel that it is the right time for me to step aside.”

“With Chuck Sykes’s extensive experience in all aspects of the business and his exceptional leadership qualities, he has the full confidence of the Board to lead this Company. Chuck has been witness to the evolution and transformation of our global company and he has taken an active leadership role with the firm backing of the senior management team. His recent promotions were a recognition of his ability to lead the Company into the next phase of growth,” said Furman P. Bodenheimer, Jr., Board member and Chairman of the Nominating and Corporate Governance Committee.

Chuck Sykes has almost two decades of experience at Sykes in all aspects of the business, including operations support, sales and marketing. He has been instrumental in the reorganization of the Company’s Sales and Client Services operations in recent years, leading a successful effort of client growth and diversification. Mr. Sykes has also played a key role in the recent growth and strategic development of the Company’s offshore operations, including Costa Rica, the Philippines and India. Mr. Sykes is a graduate of North Carolina State University where he earned a Bachelor of Science in Mechanical Engineering. In July 2003, Chuck was promoted to Chief Operating Officer and, subsequently, the President of the Company in May 2004. Prior to his promotion as Chief Operating Officer, Chuck served as the General Manager of the Americas.

“We are privileged to have an executive of Paul Whiting’s caliber, skills and experience available on our Board to serve as Chairman of SYKES. Paul has been a strong member of our Audit Committee and he has displayed a keen interest and understanding in the Company’s strategic business model. Paul’s extensive management skills are a true complement to the SYKES’ team,” remarked John Sykes.

Paul L. Whiting has extensive management experience in the areas of finance and strategic planning across a wide range of industries. Most recently, Mr. Whiting, who is 60 years of age, served as Chief Executive Officer of Spalding & Evenflo Companies, a leading international manufacturer and licensor of branded consumer products with revenues of $1-billion. Mr. Whiting is a member of the board of The Bank of Tampa and a well-known Tampa community leader who is also president of the board of Academy Prep Center of Tampa, Inc., a private full-scholarship college preparatory middle school for low-income students.

The Board has recognized John Sykes by naming him Honorary Chairman Emeritus. Mr. Sykes will be available for a period of time for counsel to the senior management team.

Commenting on his appointment to Chairman of the Board, Paul L. Whiting said, “I am honored to have the support and blessing of SYKES’ Board and, especially, company founder John H. Sykes. It has been a pleasure to serve on the Board and to get to know the loyal employees and managers who have built SYKES into a significant international company. I look forward to working with them and contributing to the Company’s operational development and growth.”

Newly elected President and CEO Chuck Sykes commented, “I want to thank John for his vision, his leadership, his commitment, and his belief in the Company and management. He has built a great organization and it has been an honor to work under his tenure. It is personally very important to me and to the Board that management continues to build upon the foundation John has provided by staying focused on improving operating margins, maintaining a solid balance sheet and continuing to strengthen SYKES’ already strong global customer relationships, ultimately, with the key objective of maximizing shareholder value for all investors.”

About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology, transportation and leisure industries. SYKES specializes in providing flexible, high-quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information, please visit http://www.sykes.com.

Media Contact:
Jeff Tucker
Tucker Hall
813. 228.0652

Investor Contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
813.233.7143

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